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                                                                  EX.99.CODE ETH

EXHIBIT A(1)

                             CODE OF BUSINESS ETHICS
                                     FOR THE
                  PRINCIPAL EXECUTIVE OFFICER AND TREASURER OF

                               BRAZOS MUTUAL FUNDS

I.    COVERED OFFICERS AND PURPOSES OF THIS CODE

      This code of ethics ("Code") applies to the Principal Executive Officer and the Treasurer (the "Covered Officers") of Brazos Mutual Funds (the "Trust"). The Code serves to promote:

      (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      (b) full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

      (c) compliance with applicable laws and governmental rules and regulations;

      (d) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

      (e)   accountability for adherence to the Code.

      Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD RESOLVE ETHICALLY ANY ACTUAL OR APPARENT CONFLICTS OF INTEREST

      For purposes of this Code, a "conflict of interest" occurs when a Covered Officer's "personal interests" interfere with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of the Covered Officer's position with the Trust.

      Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("1940 Act"), and the Investment Advisers Act of 1940, as amended ("Advisers Act"). For example, Covered Officers may not engage individually in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust.

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      Conflicts also may arise from a Covered Officer's position or employment at John McStay Investment Counsel, L.P. ("JMIC"), the Trust's investment adviser, and his or her position with the Trust. This Code recognizes that the Covered Officers, in the normal course of their duties (whether formally for the Trust or for JMIC, or for both), will be involved in establishing policies and implementing decisions that will have different effects on JMIC and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and JMIC and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically.

      Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust. Thus, a Covered Officer should not:

      (a) use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust; or

      (b) cause the Trust to take action, or fail to take action, for the personal benefit of the Covered Officer, rather than the benefit of the Trust.

      At times, certain situations may arise that may or may not be considered conflicts of interest under this Code. Covered Officers are encouraged to discuss such situations with legal counsel to the Trust if they are concerned that the situation poses a conflict of interest to him or her. Examples of these types of situations include:

      (a)   service as director on the board of any public or private company;

      (b)   the receipt of any non-nominal gifts;

      (c) the receipt of any entertainment from any company with which the Trust has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

      (d) any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than JMIC, or any affiliated person thereof; and

      (e) a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

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III.  DISCLOSURE AND COMPLIANCE

      It is Trust policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in all other public communications made by the Trust. Covered Officers are required to promote compliance with this policy by all employees and to abide by Trust standards, policies and procedures designed to promote compliance with this policy. Thus, a Covered Officer shall

      (a) familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

      (b) not knowingly misrepresent, or cause others to misrepresent, facts regarding the Trust to others, whether within or outside the Trust, including to the Trust's Trustees and auditors, and to governmental regulators and self-regulatory organizations;

      (c) to the extent appropriate, within his or her area of responsibility, consult with other officers and employees of the Trust and JMIC with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submit to, the SEC and in other public communications made by the Trust; and

      (d) promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.   REPORTING AND ACCOUNTABILITY

      Each Covered Officer must:

      (a) upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

      (b) annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

      (c) not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith;

      (d) notify the Audit Committee ("Committee") promptly if he or she knows of any violation of this Code (failure to do so is itself a violation of the Code); and

      (e) report at least annually any affiliations or other relationships related to conflicts of interest in accordance with the Trust's Trustees and Officers Questionnaire.

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      The Committee is responsible for applying this Code to any specific situations presented to it and has the authority to interpret this Code in any particular situation. Any approvals or waivers sought by Covered Officers shall be considered by the Committee.

      The Committee in investigating and enforcing this Code will use the following procedures:

      (a) the Committee will take all appropriate action to investigate any potential violations reported to the Committee;

      (b) if, after such investigation, the Committee believes that no violation has occurred, no further action is required;

      (c) if the Committee believes that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

      (d) the Committee will be responsible for granting waivers, as appropriate; and

      (e) any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

      The Committee may retain appropriate counsel or other experts to assist and to perform the foregoing duties and its other duties under this Code.

V.    OTHER POLICIES AND PROCEDURES

      This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Any other policies or procedures of the Trust, JMIC, or other service providers that govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code are to be interpreted and enforced in conjunction with this Code. The codes of ethics under Rule 17j-1 under the 1940 Act for the Trust and JMIC contain separate requirements applying to the Covered Officers and others and are not part of this Code.

VI.   AMENDMENTS

      Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent Trustees.

VII.  CONFIDENTIALITY

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by

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law or this Code, such matters shall not be disclosed to anyone other than the
Board and its legal counsel, Trust counsel and JMIC.

VIII. INTERNAL USE

      The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Date: August 15, 2003